Exhibit 99.1

SmartMetric Files Motion for the Federal District Court to Make a Judgment of Patent Infringement Against Visa and MasterCard

NEW YORK, NY--(Marketwire - Mar 13, 2013) - SmartMetric, Inc. ( OTCQB : SMME ) -- Speaking this morning, the President and CEO of SmartMetric, Inc., Ms. Chaya C. Hendrick said the company has filed a motion before the Judge hearing its case brought against Visa and MasterCard for patent infringement.

Ms. Chaya Hendrick further said, on Monday 11th of March 2013, the company SmartMetric, Inc. filed in the Federal District Court the following motion in respect to its patent infringement case against Visa and MasterCard.

1. Defendant Visa's and Defendant MasterCard's accused EMV systems literally infringe claims 1, 5-7, 11 and 13 of Plaintiff's U.S. patent 6,792,464 and

2. Defendant's affirmative defense of anticipation of claims 1, 5-7, and 13 of U.S. patent 6,792,464 is dismissed with prejudice.

About SmartMetric, Inc.

SmartMetric, Inc. has developed a portable biometric identity and transaction card capable of storing a wide variety of personal information while protecting you against identity theft and fraud. It is one of the most advanced portable identity authentication solutions in the world today. The card contains a biometric fingerprint scanner and reader which only you can unlock and is smaller and thinner than a credit card. The SmartMetric card is ideal for a wide range of consumers, including Personal, Government and Corporate. For more information please visit us at www.smartmetric.com

Safe Harbor Statement

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors.

Contact:

Investor Relations:
Jens Dalsgaard
ConstellationAA.com
415.524.8500

SmartMetric, Inc.
Ms. Chaya C. Hendrick
President & CEO
786.269.2238
www.smartmetric.com